UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PLANET GREEN HOLDINGS CORP.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLANET GREEN HOLDINGS CORP.
Suite 200, 9841 Washingtonian Blvd
Gaithersburg, MD 20878

To the Stockholders of Planet Green Holdings Corp.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Green Holdings Corp. (“we,” “us,” “our,” or the “Company”) which will be held at New York Marriott Downtown, 85 West St, New York, NY 10006, on October 25, 2019 at 8:00 a.m., local time.

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:

●	to elect five directors to serve as members of our board of directors (the “Board”) for one-year terms;

●	to approve, on an advisory basis, a non-binding resolution approving the compensation of our named executive officers;

●	to ratify the appointment of WWC, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

●	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Each of these proposals is more fully described in the accompanying proxy statement.

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Annual Meeting and at any adjournments of the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to read this proxy statement carefully. The Annual Meeting is intended to meet any and all requirements of the NYSE American with respect to annual meetings for our fiscal years 2018 and 2019.

After careful consideration, considering all relevant factors, including the recommendation of the audit committee of the Board, our Board unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders in the accompanying proxy statement.

Only holders of the Company’s common stock at the close of business on September 24, 2019 will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors,

/s/ Hongxiang Yu
Chairman of the Board of Directors

Gaithersburg, MD

September 30, 2019

PLANET GREEN HOLDINGS CORP.
Suite 200, 9841 Washingtonian Blvd
Gaithersburg, MD 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 25, 2019

To the Stockholders of Planet Green Holdings Corp.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of stockholders (the “Annual Meeting”) of Planet Green Holdings Corp., a Nevada corporation (“we,” “us,” “our” or the “Company”), will be held at New York Marriott Downtown, 85 West St, New York, NY 10006, on October 25, 2019 at 8:00 a.m., local time, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting.

You are cordially invited to attend the Annual Meeting for the following purposes:

●	The Director Election Proposal—to consider and vote upon a proposal to elect five directors to serve as members of our Board for one year terms;

●	The Say-On-Pay Proposal—to approve, on an advisory basis, a non-binding resolution approving the compensation of our named executive officers; and

●	The Auditor Ratification Proposal— to ratify the appointment of WWC, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The notice, this proxy statement and the form of proxy enclosed are being first sent to our stockholders on or about October 1, 2019. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Only holders of the Company’s common stock at the close of business on September 24, 2019 will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of each of the proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call Daqi Cui, our Chief Operating Officer, at (202) 891-8907, or our transfer agent, Empire Stock Transfer, Inc. at (702) 818-5898.

By Order of the Board of Directors,

/s/ Hongxiang Yu
Chairman of the Board of Directors

Gaithersburg, MD

September 30, 2019

i

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Annual Meeting. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q: Why did I receive this proxy statement?

A: This proxy statement is being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a holder of our common stock as of the close of business on September 24, 2019 (the “Record Date”), you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

Q: What is being voted on at the Annual Meeting?

A: Our Board is soliciting your vote for the following proposals to be voted on at the Annual Meeting:

●	The Director Election Proposal - To consider and vote upon a proposal to elect five directors to serve as members of our Board for one-year terms;

●	The Say-On-Pay Proposal - To approve, on an advisory basis, a non-binding resolution approving the compensation of our named executive officers; and

●	The Auditor Ratification Proposal - To ratify the appointment of WWC, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Q: Who is entitled to vote at the Annual Meeting?

A: Holders of common stock as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

Q: Do I have dissenters’ rights of appraisal?

A: The Nevada Revised Statutes do not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with any of the proposals herein.

Q: How many votes do I have?

A: On the Record Date, there were 7,877,765 shares of common stock issued and outstanding. Each stockholder is entitled to one vote for each outstanding share of common stock held as of the Record Date.

Q: What is the difference between holding shares of common stock as a holder of record and as a beneficial owner?

A: If your shares are registered directly in your name with our transfer agent, Empire Stock Transfer, Inc., you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, the Company sent this proxy statement and a proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold shares in street name, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone, fax, or over the Internet, if they offer that alternative. As a beneficial owner is not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q: What is the quorum required for the Annual Meeting?

A: Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have the power to adjourn the Annual Meeting. As of the Record Date, 3,938,884 shares of our common stock would be required to achieve a quorum.

Q: How do I vote?

A: You may vote using any of the following methods:

●	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

●	By telephone, fax, or over the Internet. This is allowed if you hold shares in street name and your bank, broker or other nominee offers those alternatives. Although most banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary.

●	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting.

Q: Can I change my vote after I have voted?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Q: What happens if I do not give specific voting instructions?

A: If you do not vote your shares held of record (registered directly in your name, not in the name of a bank or broker), your shares will not be voted.

If you do not vote your shares held beneficially in street name with a broker, your broker will not be authorized to vote on non-routine matters. The Director Election Proposal and the Say-On-Pay Proposal are considered non-routine matters, and therefore brokers cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). The Auditor Ratification Proposal is considered a routine matter, and therefore brokers can exercise discretionary authority regarding this proposal for beneficial owners who have not returned proxies to the brokers. If your broker is not able to vote your shares, they will constitute “broker non-votes,” which are counted for the purposes of determining the presence of a quorum, but otherwise do not affect the outcome of the foregoing matters being voted on at the Annual Meeting.

Q: What vote is required to approve each proposal?

A: The proposal to elect five directors to serve as members of our Board for one year terms requires the affirmative vote of a plurality of the votes cast by shares represented in person or proxy and entitled to vote for the election of directors. This means that the five nominees receiving the most votes will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes withheld as to this proposal will not affect the election of the candidates that receive the plurality of the vote.

The advisory vote to approve the compensation of named executive officers requires the affirmative “FOR” votes of a majority of the votes cast on this proposal. The approval of the advisory vote to approve the compensation of named executive officers is a non-binding advisory votes.

The proposal for the ratification of the appointment of WWC, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative “FOR” votes of a majority of the votes cast on this proposal.

Q: How are abstentions and broker non-votes treated?

A: For the purpose of determining whether our stockholders have approved a proposal, with respect to the Director Election Proposal, the Say-On-Pay Proposal and the Auditor Ratification Proposal, abstentions and broker non-votes will have no effect on the outcome of these proposals.

Q: Is my vote confidential?

A: We will handle proxy instructions, ballots and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

●	as necessary to meet applicable legal requirements;

●	to allow for the tabulation and certification of votes; and

●	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards. These may be forwarded to management or our Board.

Q: Where can I find the voting results of the Annual Meeting?

A: The preliminary voting results may be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election for the Annual Meeting and announced in a Current Report on Form 8-K as soon as practicable after the inspector of election tallies the final voting results.

Q: Who is paying the cost of this proxy solicitation?

A: We are paying the cost of soliciting proxies. We may retain a proxy solicitation firm to assist us in soliciting proxies for a nominal fee plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of shares of common stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Q: What if I have questions for the Company’s transfer agent?

A: Please contact our transfer agent, at the telephone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Empire Stock Transfer, Inc.

1859 Whitney Mesa Dr.

Henderson, NV 89014

Q: Who can help answer my questions?

A: If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact us at:

Planet Green Holdings Corp.
Suite 200, 9841 Washingtonian Blvd
Gaithersburg, MD 20878
Attention: Hongxiang Yu
Telephone: (202) 891-8907

THE DIRECTOR ELECTION PROPOSAL

Our Board currently consists of one class of five directors, with all directors elected to serve a one-year term.

At the Annual Meeting, stockholders are being asked to elect five directors, including five directors standing for re-election, to serve as members of our Board for one-year terms.

Messrs. Bin Zhou, Hongxiang Yu, Chao Chen, King Fai Leung and Guangming Fang are currently directors of the Company who are standing for re-election at the Annual Meeting and Bin Zhou will replace Hongxiang Yu as the Chairman of the Board after the Annual Meeting.

In addition, immediately after the Annual Meeting, Bin Zhou will replace Hongxiang Yu as the Chief Executive Officer of the Company.

The table below sets forth the name, age and position of each nominee for director.

Name	Age	Position
Bin Zhou	29	Chairman and Director
Hongxiang Yu	38	Director
Chao Chen	33	Director
King Fai Leung	47	Director
Guangming Fang	54	Director

The following sets forth information regarding each nominee:

Bin Zhou has served as a director of the Company since May 2019. He has served as chairman of the board of directors of Xianning Bozhuang Tea Products Co., Ltd. since March 2019. Mr. Zhou was the general manager and legal representative of Hubei Qianding Equipment Manufacturing Co., Ltd., a mechanical equipment manufacturing company, from March 2016 to March 2019. He also served as supervisor of Hubei Henghao Real Estate Development Co., Ltd., a real estate development company, from April 2014 to June 2018. Mr. Zhou received his Bachelor of Law degree from National Judges College in Beijing, China. We believe Mr. Zhou is well qualified to serve on the Board because of his business and management experience.

Hongxiang Yu has served as a director of the Company since August 2016 and the Chief Executive Officer and President of the Company since September 2018. Mr. Yu has served as the head of the internal auditing department of Hongrun Construction Group Co., Ltd., a company listed on the Shenzhen Stock Exchange, and as general manager for Hongrun's foundation engineering subsidiary, since August 2006. In September 2015, Mr. Yu established, and has been the Chairman of, Shanghai Highlights Asset Management Co., Ltd., a company engaged in assets management and private equity investment in China. Since April 2016, Mr. Yu has also served as the Vice Chairman of Tianjin Dragon Film Limited, a company engaged in investment in film industry including the both upstream and downstream chain of film production business in China. Mr. Yu received his Bachelor degree in International Trade in 2004 from University of Portsmouth in the United Kingdom and his Master degree in International Human Resources Management in 2006 from University of Portsmouth. We believe Mr. Yu is well qualified to serve on the Board because of his extensive management experience.

Chao Chen has served as a director of the Company since April 2019. She has been an attorney at Beijing QianCheng law firm since August 2019. Prior to that, she was an attorney at Beijing Lanpeng Law Firm from May 2015 to August 2019. Her practice includes litigation, mergers and acquisitions and general corporate representation. Ms. Chen served as the legal manager of LightInTheBox Holding Co., Ltd., an international online retail company that is listed on New York Stock Exchange, from November 2018 to January 2019. From September 2013 to May 2015, Ms. Chen served as the senior project manager of China Aviation Supplies Holding Company, a company that provides aircraft procurement and support services on aviation supplies, and was responsible for the planning, procurement and execution of cross-border projects. Ms. Chen received her Master of Law degree from Beijing Institute of Technology and her Bachelor of Law degree from Southwest University for Nationalities. We believe Ms. Chen is well-qualified to serve on the Board because of her experience and strong expertise in mergers and acquisitions and general corporate management.

King Fai Leung has served as a director of the Company since July 2019. He has over 20 years’ experience in finance and accounting. He has been the executive director of Maxima Energy Limited, an energy company in Hong Kong, since December 2018. Mr. Leung has also served as an independent director since November 2017 and was re-designated in March 2019 as an executive director and Chief Financial Officer of Chineseinvestors.com, Inc., a financial information website for Chinese-speaking investors (OTCQB: CIIX). He has also served as an independent director, chairman of the audit committee and a member of the remuneration and nomination committee of Daisho Microline Holdings Ltd., a Hong Kong-based investment holding company principally engaged in the manufacture and sales of printed circuit boards (HKG: 0567), since June 2015. In addition, Mr. Leung served as directors in various public companies, including Kirin Group Holdings Limited, an investment holding company principally engaged in the financial related business (HKG: 8109), Biostar Pharmaceuticals, Inc., a pharmaceutical and medical nutrient products company (OTC Pink: BSPM), and Hao Wen Holdings Limited, an investment holding company principally engaged in the manufacture and trading of biomass fuel in China (HKG: 8019). Mr. Leung earned his Bachelor of Commerce in Accounting and Finance from Deakin University in Victoria, Australia. He is a Certified Public Account in both Hong Kong and Australia. We believe Mr. Leung is well-qualified to serve on the Board because of his extensive experience and expertise in finance and accounting.

Guangming Fang has served as a director of the Company since September 2018. He has served as a director of Hongkong Zhuangyuanlou Food Co., Ltd. since September 2014. He served as chief executive officer of Yueyuxing International Trade Company in Thailand from 1986 to 1999. He served as chief executive officer of Beijing Zhongqiao Culture Development Company from 1999 to August 2014, Mr. Fang received his bachelor of accounting degree from Payap University of Thailand in 1986. We believe Mr. Fang is well qualified to serve on the Board because of his extensive management experience in the food industry.

There are no arrangements or understandings between any of our directors and any other person pursuant to which any director was selected to serve as a director of our company. Directors are elected until their successors are duly elected and qualified. There are no family relationships among any of the directors or the executive officers of the Company.

Director Qualifications and Diversity

We seek directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our businesses. We seek directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. We also seek directors who have the ability and commitment to devote significant time and energy to service on the Board and its committees. We believe that all of our directors meet the foregoing qualifications. We do not have a policy with respect to diversity.

Transactions with Related Persons, Promoters and Certain Control Persons

Certain “related party” transactions involving related persons (excluding executive officer compensation which is determined by the compensation committee) are presented to, reviewed and approved by the audit committee. Related persons include the Company’s directors and executive officers, immediate family members of the directors and executive officers, and security holders who beneficially own five percent or more of our common stock and their respective family members. The transactions subject to such review are those transactions in which the Company was or is to be a participant and the amount involved equals or exceeds $120,000. If the related party involved in a related party transaction is a director of the Company that would normally review such a transaction or a family member of such a director, then that director will not participate in the relevant discussion and review.

Information considered in evaluating such transactions may include: the nature of the related person’s interest in the transaction; the material terms of the transaction; whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; whether there are business reasons for the Company to enter into the transaction; whether the transaction would impair the independence of an outside director; and whether the transaction would present an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship; and any other factors the audit committee deems relevant.

Review, Approval or Ratification of Transactions with Related Persons

Our Board appointed an audit committee consisting of independent directors. This committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions.

Vote Required

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the five nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the Annual Meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES TO THE BOARD.

THE SAY-ON-PAY PROPOSAL

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to Securities Exchange Act of 1934, as amended (the “Exchange Act”), which enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our named executive officer compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. The Compensation Committee believes an effective compensation program is one that is designed to align the interests of executive officers with those of our stockholders by tying long-term incentive compensation to financial performance and ultimately to the creation of stockholder value. The Compensation Committee believes that it has taken a responsible approach to compensating our named executive officers.

Please read the “Executive Compensation” section of this proxy statement for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Vote Required

This vote is an advisory vote and is therefore not binding on the Company or the Board. The affirmative vote of a majority of all votes cast at the Annual Meeting is required for advisory approval of this proposal. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be voted in favor of this proposal. Brokers are not authorized to vote without instructions on this proposal. Abstentions will have the same effect as voting against the proposal and broker non-votes will not be deemed votes cast and will have no effect on the vote outcome.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

THE AUDITOR RATIFICATION PROPOSAL

The Audit Committee of our Board is responsible for the selection of our independent registered public accounting firm. The Audit Committee has determined to appoint the public accounting firm of WWC, P.C., Certified Public Accountants, as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. Although our Audit Committee is directly responsible for selecting and retaining our independent auditor and even though ratification is not required by our bylaws, the Board is submitting the selection of WWC, P.C. to our stockholders for ratification as a matter of good corporate practice and we are asking our stockholders to approve the appointment of WWC, P.C. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by WWC, P.C. that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accountant firms and their clients during the last fiscal year. A representative of WWC, P.C., is expected to be present in person or by electronic conferencing at the Annual Meeting, and will be afforded an opportunity to make a statement at the Annual Meeting if the representative desires to do so. It is also expected that such representative will be available at the Annual Meeting to respond to appropriate questions by stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees billed by WWC, P.C. for audit and non-audit services rendered to us in 2018 and 2017. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2018	2017

Audit Fees	$190,000	$170,000
Audit-Related Fees	7,440	4,950
Tax Fees	-	-
Total Fees	197,440	174,950

Audit Fees. We paid aggregate fees of $197,440 and $174,950 for the fiscal years ended December 31, 2018 and 2017, respectively, to WWC, P.C for professional services rendered by such firm for the audit and review of the financial statements included in our annual report on Form 10-K and for the review of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees. We paid aggregate fees to WWC, P.C. of $7,440 and $4,950 for the fiscal years ended December 31, 2018 and 2017, respectively, for travel expenses.

Tax Fees. We paid aggregate fees of $0 and $0 for the fiscal years ended December 31, 2018 and 2017, respectively, to WWC, P.C. for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees. We did not pay any fees to WWC, P.C. for any other professional services during the fiscal years ended December 31, 2018 and 2017.

Board of Directors Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent auditor, (ii) all significant non-audit services to be provided by the independent auditors as permitted by Section 10A of the Exchange Act, and (iii) all fees and the terms of engagement with respect to such services, except that the Audit Committee may delegate the authority to pre-approve non-audit services to one or more of its committee members who will present his decisions to the full Audit Committee at the first meeting following such decision. All audit and non-audit services performed by WWC, P.C. during fiscal years 2018 and 2017 were pre-approved pursuant to the procedures outlined above. Prior to the establishment of the Audit Committee, all services of the independent auditors were approved by the full board of directors.

Vote Required

The affirmative vote of a majority of the votes cast on the matter is required to ratify the appointment of WWC, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Abstentions will not affect the outcome of the vote on the proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WWC, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

The following table sets forth information known to us regarding the actual beneficial ownership of our common stock as of the Record Date by (i) each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock and (ii) each of our current executive officers and directors.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Class
Officers and Directors:
Hongxiang Yu	1,176,471	14.9%
Lili Hu	-	-
Daqi Cui	-	-
Bin Zhou (2)	972,000	12.3%
Chao Chen	-	-
King Fai Leung	-	-
Guangming Fang	-	-
Directors and officers as a group (7 persons)	2,148,471	27.3%
Other 5% Holders
Zheng Dai (3)	800,000	10.2%
Yimin Jin (4)	658,634	8.4%
Loujie Pu (5)	560,000	7.1%

*	Less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Suite 200, 9841 Washingtonian Blvd, Gaithersburg, MD 20878.

(2)	972,000 shares of common stock, which were acquired on May 14, 2019 in exchange for Bin Zhou’s 90% equity ownership in Xianning Bozhuang Tea Products Co., Ltd., a subsidiary of the Company, pursuant to a share exchange agreement, dated as of May 9, 2019.

(3)	The mailing address of Zheng Dai is No. 65, Hetou Li, Zhifang Street, Jiangxia District, Hubei Province, Wuhan City, China 430200.

(4)	The mailing address of Yimin Jin is Suite 901, Building 6, No. 1678 Jinshajiang Road, Putuo District, Shanghai, China 200333.

(5)	The mailing address of Loujie Pu is No. 201, Unit 2, Building 4, No. 45 Yuhan Road, Shizhong District, Jinan City, Shandong, China 250000.

CORPORATE GOVERNANCE

Board Meetings

During the fiscal year ended December 31, 2018, the Board held 10 meetings. Each of the current members of the Board attended at least 75% of the meetings held by the Board and any committee of the Board on which he or she was a part of during the time such director served as a member of the Board. We have no written policy regarding director attendance at annual meetings of stockholders.

Director Independence

The Board evaluates the independence of each nominee for election as a director in accordance with the NYSE American Company Guide Rules (the “NYSE American Company Guide Rules”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the NYSE American Company Guide Rules, and all directors who sit on our Audit Committee and Compensation Committee must also be independent directors.

The NYSE American definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, our employee and has not received certain payments from, or engaged in various types of business dealings with, us. In addition, as further required by the NYSE American Company Guide Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to us and our management.

As a result, the Board has affirmatively determined that other than Hongxiang Yu and Bin Zhou, none of our directors or director nominees has, or will have, a material relationship with the Company. The Board has also affirmatively determined that all members of our Audit Committee and Compensation Committee are independent directors.

Audit Committee and Audit Committee Financial Expert

The Audit Committee assists our board in monitoring:

-	our accounting, auditing, and financial reporting processes;

-	the integrity of our financial statements;

-	internal controls and procedures designed to promote our compliance with accounting standards and applicable laws and regulations; and

-	the appointment and evaluation of the qualifications and independence of our independent auditors.

King Fai Leung, Guangming Fang and Chao Chen, all of whom are independent directors under SEC rules and the rules of NYSE American, are currently serving as members of the Audit Committee. Mr. Leung is the chairman of the Audit Committee and is our audit committee financial expert. Following the Annual Meeting, if the stockholders vote in favor of the Board’s recommendation, King Fai Leung, Guangming Fang and Chao Chen will serve as members of the Audit Committee. Mr. King Fai Leung will serve as the chairman of the Audit Committee.

The Audit Committee has adopted a written charter, a copy of which is available on our website on the Corporate Governance page under the Investor link at www.planetgreenholdings.com, and a printed copy of which is available to any stockholder requesting a copy by writing to: Planet Green Holdings Corp., c/o Board of Director Office, Suite 200, 9841 Washingtonian Blvd, Gaithersburg, MD 20878. During the fiscal year ended December 31, 2018, our Audit Committee held 5 meetings.

Compensation Committee

The functions of the Compensation Committee are as follows:

●	to assist our board in discharging its responsibilities with respect to compensation of our executive officers and directors;

●	to evaluate the performance of our executive officers;

●	to assist our board in developing succession plans for executive officers; and

●	to administer our stock and incentive compensation plans and recommend changes in such plans to our board as needed.

The current members of the Compensation Committee are Chao Chen, King Fai Leung and Guangming Fang. Ms. Chen is the chairman of the Compensation Committee. Following the Annual Meeting, if the stockholders vote in favor of the Board’s recommendation, Chao Chen, King Fai Leung and Guangming Fang will serve as members of the Compensation Committee. Ms. Chen will serve as the chairman of the Compensation Committee.

All current members of the Compensation Committee are independent directors, and all past members were independent directors at all times during their service on such Committee. None of the past or present members of our Compensation Committee are present or past employees or officers of the Company or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee.

The Compensation Committee may not delegate its responsibilities to another committee, individual director or member of management.

The Compensation Committee meets on an annual basis and holds special meetings as needed. The Compensation Committee meetings may be called by the Committee chairman, the Chairman of the Board of Directors or a majority of committee members. The Chief Executive Officer and Chief Financial Officer also provide recommendations to the Compensation Committee relating to compensation of other executive officers. The Compensation Committee held 5 meetings in fiscal year ended December 31, 2018.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	to make recommendations to the Board with respect to the size and composition of the Board;

●	to make recommendations to the Board of Directors on the minimum qualifications and standards for director nominees and the selection criteria for the Board members;

●	to review the qualifications of potential candidates for the Board;

●	to make recommendations to the Board on nominees to be elected at the Annual Meeting of stockholders; and

●	to seek and identify a qualified director nominee, in the event that a director vacancy occurs, to be recommended to the Board for either appointment by the Board to serve the remainder of the term of a director position that is vacant or election at the Annual Meeting of the stockholders.

The current members of the Nominating and Corporate Governance Committee are Guangming Fang, Chao Chen and King Fai Leung. Mr. Guangming Fang is the chairman of the Compensation Committee. Following the Annual Meeting, if the stockholders vote in favor of the Board’s recommendation, Guangming Fang, Chao Chen and King Fai Leung will serve as members of the Nominating and Corporate Governance Committee. Mr. Guangming Fang will serve as the chairman of the Nominating and Corporate Governance Committee.

During the fiscal year ended December 31, 2018, our Nominating and Corporate Governance Committee held 4 meetings.

Board Leadership Structure

Following the Annual Meeting, the Board has chosen to separate the principal executive officer and chairman positions, where Mr. Hongxiang Yu will continue to serve as the Chief Executive Officer, President and director while Mr. Bin Zhou will serve as the chairman, because it believes that (i) independent oversight of management is an important component of an effective board of directors and (ii) this structure benefits the interests of all stockholders. If the Board convenes for an Annual Meeting, the non-management directors will meet in executive session if circumstances warrant. Given the composition of the Board with a strong slate of independent directors, the Board of Directors does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if circumstances change. We believe that the structure described above is the best structure to lead us in the achievement of our goals and objectives and establishes an effective balance between management leadership and appropriate oversight by independent directors.

Board Role in Risk Oversight

Senior management is responsible for assessing and managing our various exposures to risk on a day-today basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Code of Ethics

Our Board adopted a Code of Ethics that applies to all of our directors, executive officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. The Code of Ethics is available on the Corporate Governance page of our website under the Investor link at www.planetgreenholdings.com, and a copy of the Code of Ethics is available to any stockholder requesting a copy by writing to: Planet Green Holdings Corp., c/o Board of Director Office, Suite 200, 9841 Washingtonian Blvd, Gaithersburg, MD 20878. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board or specified individual directors by writing to:

Board of Directors (or name of individual director)
Planet Green Holdings Corp.

Suite 200, 9841 Washingtonian Blvd

Gaithersburg, MD 20878

We will forward all communications from security holders and interested parties to the full Board, to non-management directors, to an individual director that is most closely related to the subject matter of the communication, except for the following types of communications: (i) communications that advocate that we engage in illegal activity; (ii) communications that, under community standards, contain offensive or abusive content; (iii) communications that have no relevance to our business or operations; and (iv) mass mailings, solicitations and advertisements. The corporate secretary will determine when a communication is not to be forwarded. Our acceptance and forwarding of communications to directors does not imply that directors owe or assume any fiduciary duties to persons submitting the communications.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee have been appointed by the Board. The Audit Committee consists solely of independent directors, as defined by NYSE American Company Guide. The Audit Committee operates under a written charter to assure continued compliance with SEC and NYSE American Company Guide enacted in response to requirements of the Sarbanes-Oxley Act.

The Audit Committee assists the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and our compliance with legal and regulatory requirements. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management and with WWC, P.C., our independent registered public accounting firm. The Audit Committee has discussed with WWC, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) as adopted by The Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s annual financial statements.

The Audit Committee has also received the written disclosures and the letter from WWC, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and has discussed with WWC, P.C. the issue of their independence from our company and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2018 is compatible with maintaining the auditors’ independence and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee has also recommended, subject to stockholder ratification, the selection of our independent registered public accounting firm for the year ending December 31, 2019.

Respectfully submitted by the Audit Committee,

King Fai Leung, Chairman
Chao Chen
Guangming Fang

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all forms of compensation earned by our named executive officers during the fiscal years ended December 31, 2017 and 2018 for services provided to us and our subsidiaries. None of our current executive officers earned compensation that exceeded $100,000 during the fiscal years ended December 31, 2017 or 2018.

Name and Principal				Stock	Option	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Hongxiang Yu,	2018	$16,154	$-0-	$-0-	$-0-	$-0-	$16,154
Chairman of the Board, Chief Executive Officer and President	2017	$16,154	$-0-	$-0-	$-0-	$-0-	$16,154

Yu Li,	2018	$16,154	$-0-	$-0-	$-0-	$-0-	$16,154
Former Chief Financial Officer	2017	$16,154	$-0-	$-0-	$-0-	$-0-	$16,154

Yimin Jin,	2018	$16,154	$-0-	$-0-	$-0-	$-0-	$16,154
Former Chief Strategy Officer and Former Director	2017	$16,154	$-0-	$-0-	$-0-	$-0-	$16,154

On September 27, 2018, the Board appointed Hongxiang Yu to serve as the Chief Executive Officer and President of the Company and Yu Li as the Chief Financial Officer. Pursuant to Mr. Yu’s engagement letter, we are obligated to pay Mr. Yu a compensation of $16,154 per year. Pursuant to Ms. Li’s engagement letter, we are obligated to pay Ms. Li a compensation of $16,154 per year.

On June 24, 2019, Yu Li resigned as Chief Financial Officer of the Company.

Pursuant to Si Chen’s employment agreement, we paid Mr. Chen a base annual salary of $66,000 in cash during fiscal years ended December 31, 2018 and 2017. Mr. Chen’s employment agreement does not provide any change in control or severance benefits and we do not have any separate change-in-control agreements with Mr. Chen or any of our other executive officers.

Pursuant to Yunqiang Sun’s employment agreement, we are obligated to pay Mr. Sun a base salary of RMB 15,000 per month ($2,258 at then current exchange rate).

On September 27, 2018, Si Chen resigned as the Company’s Chief Executive Officer and President, and Yunqiang Sun resigned as the Company’s Chief Financial Officer.

On November 8, 2017, the Board appointed Yimin Jin as a member of the Board and the Chief Strategy Officer. Pursuant to Mr. Jin’s engagement letter, we are obligated to pay Mr. Jin a compensation of $16,154 per year. On May 14, 2019, Yimin Jin resigned as the Company’s director and Chief Strategy Officer. Mr. Jin’s resignation was for personal reasons and was not due to any disagreement with the Company.

On November 8, 2017, the Board of the Company received a resignation letter from Yundong Lu, the Chief Operating Office and a member of the Board, effective immediately.

Each of our non-executive directors was paid $16,154 in cash in each fiscal year ended December 31, 2017 and 2018.

STOCKHOLDER PROPOSALS

We anticipate that the 2020 annual meeting of stockholders will be held on or about October 25, 2020. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2020 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received before May 29, 2020 by the Company at its offices at Suite 200, 9841 Washingtonian Blvd, Gaithersburg, MD 20878.

PROXY SOLICITATION

The solicitation of proxies is made on behalf of the Board and we will bear the cost of soliciting proxies. The transfer agent and registrar for our common stock, Empire Stock Transfer, Inc., as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic communications to, or by meetings with, stockholders or their representatives by our directors, officers and other employees who will receive no additional compensation therefor. We may also retain a proxy solicitation firm to assist us in obtaining proxies by mail, facsimile or email from record and beneficial holders of shares for the Annual Meeting. If we retain a proxy solicitation firm, we expect to pay such firm reasonable and customary compensation for its services, including out-of-pocket expenses.

We request persons such as brokers, nominees and fiduciaries holding our common stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and to request authority for the execution of the proxy. We will reimburse such persons for their reasonable expenses.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this proxy statement is being delivered to multiple registered stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Annual Meeting are being included for each account at the shared address. Registered stockholders who share an address and would like to receive a separate copy of this proxy statement, or have questions regarding the householding process, may contact the Company’s transfer agent: Empire Stock Transfer, Inc., by calling (702) 818-5898, or by forwarding a written request addressed to Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr, Henderson, NV 89014. Promptly upon request, a separate copy of this proxy statement will be sent. By contacting Empire Stock Transfer, Inc., registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokers, brokerage firms, broker/dealers, banks and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of our common stock, you may have received householding information from your broker, brokerage firm, broker/dealer, bank or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

OTHER MATTERS

Our Board does not intend to bring any other matters before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

Where You Can Find More Information

We file annual, quarterly and other reports and information with the SEC. All information filed with the SEC can be inspected over the internet at the SEC’s website at www.sec.gov. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to Planet Green Holdings Corp., Suite 200, 9841 Washingtonian Blvd, Gaithersburg, MD 20878, Attn: Investor Relations.

PLANET GREEN HOLDINGS CORP.
SUITE 901, BLDG 6, NO 1678
JISHAJIANG RD. PUTUO DISTRICT
SHANGHAI 200333CHINA

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 10/24/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 10/24/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposal 1	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	______________

Nominees

1A Bin Zhou 1B Hongxiang Yu 1C Chao Chen 1D King Fai Leung 1E Guangming Fang

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Advisory vote regarding the approval of compensation of named executive officers	☐	☐	☐
3. Ratification of the appointment of WWC, P.C. as independent registered public accounting firm	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000430037_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

PLANET GREEN HOLDINGS CORP.
Annual Meeting of Stockholders
October 25, 2019 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Hongxiang Yu and Daqi Cui or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Planet Green Holdings Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, EDT on October 25, 2019 at New York Marriott Downtown, 85 West St, New York, NY 10006, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000430037_2 R1.0.1.18